SECOND AMENDMENT TO SHARE PURCHASE AGREEMENT

This Second Amendment to Share Purchase Agreement (this “Second Amendment”) is dated March 19, 2014 and amends the Share Purchase Agreement (the “Share Purchase Agreement”), dated as of November 22, 2013, between SurePure, Inc., a Nevada Company (the “Company”), and Regency Capital Corporation, a corporation formed under the laws of the Turks and Caicos Islands (the “Purchaser”), as heretofore amended by the Amendment to Share Purchase Agreement, dated February 13, 2014 (the “Amendment”; the Share Purchase Agreement, as amended by the Amendment, being referred to in this Second Amendment as the “Amended Share Purchase Agreement”). Capitalized terms used in this Agreement without definition shall have the respective meanings given them in the Share Purchase Agreement.

WHEREAS, the Company and the Purchaser have entered into the Share Purchase Agreement, under which the Purchaser agreed to purchase up to 600,000 Shares on the terms and conditions set forth therein, of which 430,000 Shares were subject to an option right of the part of the Purchaser;

WHEREAS, the Purchaser fully exercised its option to purchase such 430,000 Shares and requested the right to purchase up to an additional 500,000 Shares as if such Shares were Additional Shares;

WHEREAS, in the Amendment the Company granted the Purchaser the right to purchase up to such 500,000 Additional Shares on the condition that the purchase of such Additional Shares be completed prior to March 31, 2014;

WHEREAS, as of the date of this Second Amendment the Purchaser has exercised its right to purchase 440,000 of the 500,000 Additional Shares and has advised the Company that it intends to purchase the remaining 60,000 of the 500,000 Additional Shares prior to March 31, 2014;

WHEREAS, the Purchaser has requested that the Company grant it the right to purchase 1,000,000 additional Shares under the Amended Share Purchase Agreement on the condition that the purchase of such Additional Shares be completed prior to June 30, 2014; and

WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of the Company and its shareholders for the Company to grant the requested right to purchase up to 1,000,000 Additional Shares to the Purchaser.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

1.              Article II of the Share Purchase Agreement is hereby amended by adding a new Section 2.3 to read as follows and by renumbering the former Section 2.4 as Section 2.5, the former Section 2.5 as Section 2.6 and the former Section 2.6 as Section 2.7:

“2.3 Third Option to Purchase Additional Shares. At the option of the Purchaser to be exercised from time to time not later than June 30, 2014, the Company will sell to the Purchaser, and the Purchaser will purchase from the Company, up to 1,000,000 Shares (the “Third Installment Additional Shares”) in addition to the Committed Shares, the Additional Shares and the Second Installment Additional Shares on not less than five (5) Business Days’ notice to the Company. Within two (2) Business Days after its receipt of a notice from the Purchaser stating that it will exercise its right to purchase all or part of the Second Installment Additional Shares under this Section, the Company will notify the Purchaser of the applicable Purchase Price for the number of Third Installment Additional Shares being purchased, which Purchase Price shall, in the absence of manifest error, be binding on the Purchaser. Upon satisfaction of the covenants and conditions set forth in Section 2.5, each Additional Share Closing shall occur at the Company’s office at 405 Lexington Avenue, 25th Floor, New York, NY 10104 or such other location as the parties shall mutually agree. At each Additional Share Closing, (a) the Purchaser shall deliver to the Company the applicable Purchase Price times the number of Third Installment Additional Shares being purchased in United States dollars and in immediately available funds wired in accordance with wire transfer instructions that the Company shall have most recently provided to the Purchaser, and (b) within ten (10) Business Days following receipt of the Purchase Price therefor, the Company shall send the Third Installment Additional Shares purchased on the date of the Additional Share Closing to the Purchaser at its address set forth on the execution page to this Agreement.”

2.              The definition of “Additional Share Closing” in Section 1.1 is amended in full to read as follows:

“Additional Share Closing” means each closing of a purchase and sale of any Additional Shares, any of the Second Installment Additional Shares and any of the Third Installment Additional Shares, as the case may be.”

3.              Section 2.4 is hereby amended in full to read as follows:

“2.4 Purchase Price. The purchase price (the “Purchase Price”) for the Shares shall be as follows:

(a) for the Committed Shares, $1.00 per share; and

(b) for the Additional Shares, the Second Installment Additional Shares and the Third Installment Additional Shares, the greater of (i) $1.00 per share and (ii) 92% of VWAP for the twenty (20) Trading Days ending on the third (3rd) Trading Day prior to the date of the Additional Share Closing.”

4.              The Share Purchase Agreement shall remain unmodified and unamended in all other respects.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Share Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SUREPURE, INC. By: /s/ Stephen M. Robinson _______________ Name: Stephen M. Robinson Title: Chief Financial Officer
REGENCY CAPITAL CORPORATION By s/ Richard Wilson______________________ Name: Richard Wilson Title: Director